Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the reference of our firm and to the use of our reports effective December 31, 2013; December 31, 2012; and December 31, 2011, dated February 6, 2014, February 14, 2013, and January 24, 2012, respectively, in this Forestar Group Inc. Current Report on Annual Report on Form 10-K for the year ended December 31, 2013, and to the incorporation by reference of our name and our reports into Forestar Group Inc.’s Registration Statements on Form S-3 (file no. 333-179612), Form S3ASR (file no. 333-192442), and on Form S-8 (files nos. 333-148375 and 333-159214).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder

G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas
March 11, 2014